Exhibit 10.21
CONSULTING AGREEMENT
     THIS AGREEMENT is made and entered into on the 5th day of March, 2007 (the “Effective Date”), by, between and among AdCare Health Systems, an Ohio corporation (referred to as the “Company”) and The McKnight Group (the “Consultant”).
     WHEREAS, the Company is engaged in the business of developing and managing long term care facilities for its own account as well as for the account of third parties; and
     WHEREAS, the Consultant is engaged in the business of developing, designing and constructing churches; and
     WHERAS, the Company desires to enter into a relationship with the Consultant wherein the Consultant will help the Company to establish and evaluate business opportunities and proposals and perform other services for churches as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:
1.	Consulting Services

The Company is engaged in developing and managing assisted living facilities in Ohio. The Company is at present developing a 42-unit assisted living facility for The Grove City Church of the Nazarene, which the Company will manage upon completion. The Company was introduced to the Grove City Church of the Nazarene by the Consultant and the Consultant is the architect and the builder of the said assisted living project. The Consultant is the largest builder of churches in the Midwest, having built over 500 churches to date. In addition, the Consultant has provided architectural and construction services to the Company in the past, namely, being the architect and contractor on seven assisted living projects and one retirement facility. The Company is interested in expanding its development activities by providing development and management services to churches. The Consultant is interested in expanding its architectural and construction business by implementing a plan that will effectuate future assisted living buildings to be included in the master plans for its church clients who are in the process of expanding or building new churches. Accordingly, the Company hereby retains the Consultant and the Consultant hereby accepts such engagement to market to its church clients, new and old, the concept that an assisted living facility can fit in with the future needs and ministries of its church clients and such plans are consistent with the mission statements of the churches. The Consultant further agrees to incorporate into the plans for its church clients a “footprint” or “layout” of an assisted living property for future development by the Company and agrees to arrange meetings with church members and committees to engage in discussions for the eventual development and building of assisted living facilities on the church grounds. It is agreed that the Company will provide the development services and the management services that are listed on Schedule 1 and the Consultant will provide the architectural, engineering and construction services listed on Schedule 2. The Consultant will not be an agent of the Company and will have no ability to bind the Company.

Subject to the standards generally set forth in the Agreement, the Consultant will, as an independent contractor, exercise sole right to determine the time, place and manner in which the objectives of this Agreement are carried out. The Consultant will use its best efforts to maintain and enhance the good will and reputation of the Company and the Company will use its best efforts to maintain and enhance the good will and reputation of the Consultant. Each party pledges to promote the highest standards of service, confidence and ethics; and practice with the professions. Each party will adhere to the highest standards of professional conduct and will abide by all the laws of the State of Ohio and applicable federal laws.

2.	Compensation

In consideration for the services rendered and to be rendered, the Company agrees to issue to the Consultant on the date this agreement is executed, 100,000 five year warrants to purchase 100,000 common shares of the Company at a strike price equal to the closing price of the common shares on the American Stock Exchange plus 25%, to vest as follows: 50,000 Warrants on the day this Agreement is executed; 25,000 Warrants one year from the date this Agreement is executed; 25,000 Warrants two years from the date this Agreement is executed.

3.	Term

Unless sooner terminated pursuant to Paragraph 4 below, this Agreement shall be effective for a term commencing as of the date hereof (the “Effective Date”) and terminating five (5) years from the Effective Date and will thereafter be renewed for one (1) year periods on each anniversary of the Effective Date unless either party provides the other with not less than sixty (60) days prior written notice prior to such anniversary.

4.	Termination.

     With Cause. The Company shall have the right to immediately terminate the Consultant’s service hereunder for cause. For purposes of this Agreement, the term “Cause” includes, but is not limited to fraud, dishonesty, willful misconduct, gross negligence in performance of his duties, or breach of any other provision of this Agreement.
     Voluntary Termination. The Company and the Consultant shall each have the right to terminate his services at any time after 90 days prior written notice.
     Payments through Termination Date. In the event that the Consultant is terminated two years prior to the Expiration of the Term of this Agreement for Cause or the Consultant voluntarily terminates this Agreement less than one (1) prior to the execution of this Agreement, the Consultant shall return any warrants that have not been exercised.
5	Prohibition of Assignment

This is an Agreement for the personal services of Consultant and is not transferable.

6	Covenants of the Consultant
6.1	Ownership and Return of Documents. The Consultant agrees that all agreements, contracts, leases, certifications, forms, memoranda, notes, records, papers or other documents and all copies thereof relating to the operations or business of the Company, some of which may be prepared by the Consultant shall be the Company’s property. The Consultant agrees that the Consultant will deliver all of the aforementioned documents that may be in its possession to the Company upon termination of the Consultant’s engagement, together with the Consultant’s written Certification of compliance with the provision of this Section 6.1.

6.2	Exclusive Engagement During the term of this Agreement and for a period of twelve (12) months thereafter, the Consultant agrees that he will not engage in a business competitive with that of the Company in the state of Ohio other than his present business interests and affiliations and such activities as are reasonably related to them.
7	Governing Law

This Agreement shall be subject to and governed by the laws of the State of Ohio. The parties agree that the exclusive jurisdiction for any disputes relating to this contract will be Common Pleas Court in Franklin County,

Ohio and Consultant expressly consents to service of process for such purposes.

8	Entire Agreement

This Agreement constitutes the entire Agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless the same is in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

9	Severability

If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

10	Notices

All notices, demands, requests, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized overnight delivery service, in each case with all postage or other delivery charges prepaid, and to the last known address of the party to whom it is directed, or to such other address as such party may specify be giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received when delivered, if by hand, on the next business day following timely deposit with a nationally recognized overnight delivery service, or on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if send by registered or certified mail, return receipt requested.

11	Attorney’s Fees

In the event of litigation concerning this Agreement, the prevailing party shall be entitled to collect from the losing party reasonable attorney’s fees and costs, including those on appeal
     IN WITNESS WEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and the Consultant has hereunto set Consultant’s hand on the day and year first above written.

COMPANY		CONSULTANT

AdCare Health Systems, Inc		The McKnight Group

By:	/s/David A. Tenwick	By:	/s/Homer McKnight

Its:	Chairman	Its:	CEO